 HOME EQUITY ASSET TRUST 2007-2

HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,149,600,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest" expressed by you, and any —soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff

date. The final numbers will be found in the prospectus supplement.   Thirty-day

delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans:   2,987

Total Outstanding Loan Balance ($):   501,094,538

Total Expected Collateral Balance ($):   1,200,000,100

Total Expected Collateral Balance - Selection ($):   512,435,688

Average Loan Current Balance ($):   167,758

Weighted Average Original LTV (%) *:   85.2

Weighted Average Coupon (%):   8.33

Arm Weighted Average Coupon (%):   8.05

Fixed Weighted Average Coupon (%):   9.73

Weighted Average Margin (%):   5.81

Weighted Average FICO (Non-Zero):   643

Weighted Average Age (Months):   3

% First Liens:   91.3

% Second Liens:   8.7

% Arms:   83.5

% Fixed:   16.5

% Interest Only:   15.3

% of Loans with Mortgage Insurance:   0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	14	4,453,136	0.9	5.87	80.9	687
6.01 - 6.50	55	15,904,019	3.2	6.34	80.1	654
6.51 - 7.00	206	53,767,485	10.7	6.84	80.2	663
7.01 - 7.50	347	81,088,415	16.2	7.29	80.7	652
7.51 - 8.00	432	93,832,760	18.7	7.77	81.1	654
8.01 - 8.50	350	72,471,312	14.5	8.26	82.8	644
8.51 - 9.00	309	54,747,335	10.9	8.76	86.3	634
9.01 - 9.50	199	31,783,254	6.3	9.27	90.1	616
9.51 - 10.00	324	33,930,428	6.8	9.78	95.2	609
10.01 - 10.50	209	21,411,338	4.3	10.27	95.8	628
10.51 - 11.00	97	8,929,107	1.8	10.73	95.0	623
11.01 - 11.50	134	9,734,368	1.9	11.20	98.1	644
11.51 - 12.00	145	9,695,270	1.9	11.73	99.7	632
12.01 >=	166	9,343,311	1.9	12.40	99.8	616
Total.	2,987	501,094,538	100.0	8.33	85.2	643
Max: 14.00 Min: 5.60 Wgt Avg. 8.33

FICO	No of Loans	Total Scheduled Balance ($)	Scheduled Balance	WAC	WA OLTV* %	NZWA FICO
401 - 425	2	617,761	0.1	9.06	79.3	421
426-450	4	367,213	0.1	8.56	84.8	438
451 -475	9	1,095,044	0.2	8.97	90.5	466
476 - 500	10	1,012,470	0.2	8.18	82.1	490
501 - 525	61	8,471,028	1.7	8.98	81.1	513
526 - 550	79	9,725,211	1.9	9.42	83.9	540
551 - 575	103	15,051,781	3.0	9.02	82.8	564
576 - 600	279	44,708,537	8.9	9.10	90.3	589
601 - 625	677	96,366,657	19.2	8.54	85.7	613
626 - 650	640	111,094,812	22.2	8.25	85.0	639
651 - 675	534	92,159,636	18.4	8.07	84.1	662
676 - 700	296	57,962,965	11.6	7.86	83.9	687
701 - 725	162	35,964,943	7.2	8.03	85.0	712
726 - 750	79	17,336.985	3.5	7.89	84.3	737
751 - 775	42	7,331,300	1.5	7.83	86.7	762
776 - 800	10	1,828,195	0.4	8.42	83.8	780
Total	2,987	501,094,538	100.0	8.33	85.2	643
Max. 794
Min. 414
Wgt Avg. 643

Scheduled Balance	No of Loans	Total Scheduled Balance ($}	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
= 50,000	398	13,285,603	2.7	10.92	98.9	634
50,001 - 100,000	694	52,416,371	10.5	9.82	90.8	628
100,001 - 150,000	590	72,823,957	14.5	8.71	85.9	631
150,001 – 200,000	423	73,621,105	14.7	8.24	84.1	640
200,001 – 250,000	263	58,553,800	11.7	8.11	84.3	643
250,001 - 300,000	192	52,797,948	10.5	7.93	84.2	643
300,001 - 350,000	131	42,418,551	8.5	7.70	82.9	651
350,001 -400,000	107	40,002,130	8.0	7.71	83.4	647
400,001 -450,000	79	33,360,933	6.7	7.92	84.1	651
150,001-500,000	42	19,957,072	4.0	7.69	83.1	661
500,001 - 550,000	21	11,017,455	2.2	7.88	82.4	646
550,001-600,000	27	15,525,748	3.1	7.81	81.6	656
600,001 – 650,000	9	5,631,249	1.1	8.19	84.9	669
650,001 - 700,000	3	2,037,980	0.4	7.35	83.2	663
700,001 - 750,000	2	1,443,154	0.3	8.55	90.0	639
750,001 - 800,000	2	1,579,430	0.3	7.64	80.0	688
850,001 – 900,000	2	1,763,323	0.4	7.22	80.0	678
900,001 – 950,000	1	939,826	0.2	6.98	80.0	735
950,001 - 1,000,000	2	1,918,903	0.4	7.19	80.0	721
Total.	2,987	501,094,538	100.0	8.33	85.2	643
Max. 959,704.38 Min. 12,588.05 Avg. 167,758.47

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	10	897,919	0.2	8.21	40.1	608
50.1 - 55.0	3	432,995	0.1	7.27	54.3	589
55.1 - 60.0	6	1,061,316	0.2	8.10	57.8	612
60.1 - 65.0	6	905,203	0.2	8.43	64.2	619
65.1 - 70.0	19	2,593,109	0.5	7.93	68.2	593
70.1 - 75.0	41	7,419,031	1.5	7.93	74.1	589
75.1 - 80.0	1,370	303,439,594	60.6	7.64	80.0	652
80.1 - 85.0	142	22,100,602	4.4	8.87	84.8	595
85.1 - 90.0	260	46,996,057	9.4	8.55	89.9	631
90.1-95.0	142	25,164,555	5.0	9.20	95.0	628
95.1 - 100.0	988	90,084,157	18.0	10.23	100.0	642
Total.	2,987	501,094,538	100.0	8.33	85.2	643
Max. 100.0 Min. 15.1 Wgt Avg. 85.2

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	719	113,981,643	22.7	8.69	85.8	645
0.50	3	467,738	0.1	8.33	78.5	552
1.00	139	32,327,529	6.5	8.53	84.7	644
2.00	1,729	297,288,433	59.3	8.20	85.1	642
2.50	6	1,126,159	0.2	7.29	80.0	678
3.00	391	55,903,035	11.2	8.20	84.6	641
Total.	2,987	501,094,538	100.0	8.33	85.2	643

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	1,981	305,662,596	61.0	8.24	85.9	630
Reduced	728	141,667,742	28.3	8.52	84.0	661
Stated Income / Stated Assets	224	45.284,756	9.0	8.38	83.1	664
No Income /No Assets	54	8,479,443	1.7	8.28	86.0	685
Total.	2,987	501,094,538	100.0	8.33	85.2	643

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	2,809	471,314,084	94.1	8.31	85.0	642
Second Home	28	5,438,187	1.1	8.79	88.4	653
Investor	150	24,342,267	4.9	8.59	87.1	654
Total.	2,987	501,094,538	100.0	8.33	85.2	643

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	581	154,587,423	30.8	8.01	84.2	652
Florida	266	51,020,383	10.2	8.49	85.4	650
Texas	426	46,209,041	9.2	8.42	85.2	625
Arizona	162	26,330,268	5.3	8.10	84.0	650
Illinois	131	21,805,707	4.4	8.64	85.3	644
Nevada	77	14,862,704	3.0	8.00	83.3	662
Georgia	102	13,607,113	2.7	8.74	86.8	624
New Jersey	60	13,505,345	2.7	8.52	85.7	659
New York	42	11,269,250	2.2	8.41	84.5	655
Utah	75	10,960,778	2.2	7.98	83.7	654
Pennsylvania	86	9,319,005	1.9	8.39	85.0	634
North Carolina	83	9,213,787	1.8	8.82	86.9	620
Michigan	64	8,472,763	1.7	8.91	88.2	638
Maryland	39	8,218,781	1.6	8.13	86.1	642
Tennessee	77	7,825,991	1.6	8.33	84.2	629
Other	716	93,886,198	18.7	8.62	86.6	629
Total.	2,987	501,094,538	100.0	8.33	85.2	643

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	2.987	501,094,538	100.0	8.33	85.2	643
Total.	2.987	501,091,538	100.0	8.33	85.2	643

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC o	WA OLTV* o	NZWA FICO
Arm 3/28	1.070	194,761,931	38.9	8.16	84.3	638
Arm 2/28 - Balloon 40/30	374	82,042,522	16.4	8.12	84.8	643
Arm 2/28 - Balloon 45/30	3	988,154	0.2	7.79	78.9	538
Arm 2/28 - Balloon 50/30	410	115,180,229	23.0	7.86	82.8	651
Arm 2/28 - Dual 40/30	1	105,001	0.0	6.95	79.5	463
Arm 3/27	51	11,072,346	2.2	8.21	84.0	651
Arm 3/27 - Balloon 40/30	11	1224,797	0.4	7.87	82.2	637
Arm 3/27 - Balloon 45/30	9	1,294,504	0.3	7.71	77.5	512
Arm 3/27 - Balloon 50/30	13	2,704,199	0.5	7.80	79.3	667
Arm 5/25	31	6,212,700	1.2	7.52	80.2	662
Arm 5/25 - Balloon 40/30	3	460,193	0.1	7.65	80.0	699
Arm 5/25 - Balloon 50/30	2	437,469	0.1	7.08	80.0	666
Arm 6 Month	1	883,701	0.2	6.76	80.0	692
Fixed Balloon 30/15	463	28,993,259	5.8	11.20	99.8	646
Fixed Balloon 40/30	34	4,728 217	0.9	8.66	85.7	645
Fixed Balloon 45/30	6	927,652	0.2	8.44	87.1	508
Fixed Balloon 50/30	12	2,457,967	0.5	8.27	84.6	623
Fixed Rate	493	45,619,698	9.1	9.02	87.9	645
Total.	2.987	501,094,538	100.0	8.33	85.2	643

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV*	NZWA FICO
Single Family Residence	2,253	368,996,687	73.6	8.33	85.3	642
PUD	376	64,782,914	12.9	8.33	84.4	635
Condo	214	37,004,372	7.4	8.31	86.1	654
2 Family	122	25,085,436	5.0	8.35	84.8	657
3-1 Family	22	5,225,129	1.0	8.19	82.0	649
Total.	2.987	501,091,538	100.0	8.33	85.2	643

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 -4.00	58	16,653,153	4.0	7.00	80.9	678
4.01 - 4.50	60	14,734,715	3.5	6.59	80.2	671
4.51 - 5.00	142	32,824,112	7.8	7.21	81.7	664
5.01 - 5.50	197	38,909,456	9.3	7.64	81.1	651
5.51 - 6.00	943	221,124,479	52.9	8.04	83.3	646
6.01 - 6.50	220	40,099,037	9.6	8.38	84.3	631
6.51 - 7.00	154	26,598,640	6.4	8.98	88.4	609
7.01 - 7.50	107	15,716,622	3.8	9.51	92.5	593
7.51 - 8.00	64	8,131,244	1.9	9.95	94.4	584
8.01 - 8.50	26	3,030,642	0.7	10.34	91.4	590
8.51 - 9.00	6	423,610	0.1	10.78	89.3	573
9.01 >=	2	122,036	0.0	11.44	88.2	501
Total.	1,979	418,367,744	100.0	8.05	83.8	643
Max. 10.99 Min. 1.50 Wgt Avg. 5.81

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 - 3	2	932,023	0.2	7.01	79.5	691
4 - 6	3	652,123	0.2	6.94	80.0	562
7 - 9	1	142,000	0.0	7.50	80.0	479
10 - 12	2	184,118	0.0	7.39	79.7	488
13 - 15	5	1,147,043	0.3	8.75	80.2	512
16 - 18	24	6,759,122	1.6	8.01	79.9	596
19 - 21	814	164,385,444	39.3	8.05	85.1	641
22-24	1,010	220,181,146	52.6	8.08	83.3	646
25 - 27	4	551,401	0.1	7.66	79.3	506
28 - 30	9	1,879,802	0.4	8.14	81.3	597
31 - 33	28	5,929,833	1.4	7.92	83.5	643
34 - 36	41	8,513,328	2.0	8.07	81.9	659
37>=	36	7,110,362	1.7	7.51	80.1	665
Total.	1,979	418,367,744	100.0	8.05	83.8	643
Max. 59 Min. 3 Wgt Avg. 23

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51 - 11.50	1	147,975	0.0	7.25	80.0	671
11.51 - 12.00	15	4,375,737	1.0	5.95	80.9	682
12.01 - 12.50	49	14,268,667	3.4	6.35	79.8	653
12.51 - 13.00	179	48,062,938	11.5	6.86	80.4	661
13.01 - 13.50	294	70,469,080	16.8	7.29	80.8	650
13.51 - 14.00	369	80,848,646	19.3	7.75	80.9	654
14.01 - 14.50	308	66,889,885	16.0	8.19	82.9	646
14.51 - 15.00	257	51,879,268	12.4	8.64	85.4	640
15.01 - 15.50	171	30,464,748	7.3	9.14	89.3	616
15.51 - 16.00	166	26,046,627	6.2	9.66	93.7	607
16.01 - 16.50	85	12,159,211	2.9	10.06	91.9	596
16.51 - 17.00	46	7,477,690	1.8	10.19	95.3	612
17.01 - 17.50	25	3,576,968	0.9	10.58	94.6	602
17.51 - 18.00	7	942,460	0.2	10.90	96.0	589
18.01 >=	7	757,844	0.2	11.28	98.7	622
Total.	1,979	418,367,744	100.0	8.05	83.8	643
Max. 18.54 Min. 11.25 Wgt Avg. 14.12

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=4.50	18	5,515,318	1.3	6.22	80.0	679
4.51 - 5.00	24	5,717,375	1.4	6.94	78.9	660
5.01 - 5.50	71	12,654,936	3.0	7.39	80.3	665
5.51 - 6.00	98	19,942,541	4.8	7.57	80.6	659
6.01 - 6.50	99	21,807,883	5.2	7.37	81.5	660
6.51 - 7.00	209	51,130,206	12.2	7.15	81.1	656
7.01 - 7.50	283	67,350,553	16.1	7.41	81.2	646
7.51 - 8.00	323	72,502,324	17.3	7.83	81.3	651
8.01 - 8.50	251	55,780,531	13.3	8.31	83.3	638
8.51 - 9.00	212	42,562,752	10.2	8.78	86.7	634
9.01 - 9.50	135	23,797,062	5.7	9.28	91.2	614
9.51-10.00	141	23,673,670	5.7	9.78	95.5	611
10.01 - 10.50	66	10,139,878	2.4	10.26	94.5	598
10.51 - 11.00	28	3,759,918	0.9	10.73	93.9	597
11.01 - 11.50	16	1,705,909	0.4	11.20	92.4	589
11.51 >=	5	326,889	0.1	11.76	93.6	578
Total.	1,979	418,367,744	100.0	8.05	83.8	643
Max. 12.04 Min. 3.80 Wgt Avg. 7.71

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	717	173,895,619	41.6	8.02	82.9	644
1.50	2	591,880	0.1	7.71	80.0	682
2.00	2	424,995	0.1	7.10	79.9	571
3.00	1,256	243,111,269	58.1	8.08	84.5	642
5.00	2	343,982	0.1	8.49	83.7	634
Total.	1,979	418,367,744	100.0	8.05	83.8	643
Wgt Avg. 2.17

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	1,970	415,747,689	99.4	8.05	83.8	643
1.50 2.00	4 5	990,991 1,629,064	0.2 0.4	7.55 8.88	80.0 84.2	645 636
Total.	1,979	418,367,744	100.0	8.05	83.8	643
Wgt Avg. 1.01

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	2,721	424,525,507	84.7	8.46	85.8	641
60	263	75,643,120	15.1	7.59	81.7	655
120	3	925,910	0.2	8.49	81.4	649
Total.	2,987	501,094,538	100.0	8.33	85.2	643